Exhibit 10.1

PRESS RELEASE

Magic Reports Third Quarter 2015 Results with Record-Breaking Revenues of $45.3 Million, an Increase of 13% Year over Year

Non-GAAP net income for the third quarter increased 14% to $5.7 million, or $0.13 per fully diluted share

Or Yehuda, Israel, November 11, 2015 – Magic Software Enterprises Ltd. (NASDAQ and TASE: MGIC), a global provider of mobile and cloud-enabled application and business integration platforms, announced today its financial results for the third quarter and first nine months of 2015.

Financial Highlights for the Third Quarter Ended September 30, 2015

•	Revenues for the third quarter increased 13% year over year to a record-breaking $45.3 million, compared to $40.2 million in the same period last year. Revenues were negatively impacted by the devaluation of the New Israeli Shekel, Euro and Japanese Yen against the U.S Dollar by 9%, 16% and 15%, respectively. On a constant currency basis, excluding the negative impact from the erosion of foreign exchange rates, revenues for the third quarter would have reflected an increase of 19% year over year to a record-breaking result of $47.8 million.

•	Non-GAAP operating income for the third quarter increased 3% to $6.6 million, compared to $6.4 million in the same period last year. On a constant currency basis, excluding the negative impact from the erosion of foreign exchange rates (mainly resulting from the devaluation of the Euro and Japanese Yen versus the U.S Dollar), non-GAAP operating income would have reflected an increase of 10% year over year to $7.1 million. Operating income decreased 5% to $5.3 million, compared to $5.6 million in the same period last year.

•	Non-GAAP net income for the third quarter increased 14% to $5.7 million, or $0.13 per fully diluted share, compared to $5.0 million, or $0.11 per fully diluted share in the same period last year. On a constant currency basis, excluding the negative impact from the erosion of foreign exchange rates (including the devaluation of cash balances denominated mainly in New Israeli Shekels, Euros, and Japanese Yen against the US Dollar), non-GAAP net income would have reflected an increase of 23% year over year to $6.2 million, or $0.14 per fully diluted share. Net income for the third quarter amounted to $4.2 million (or $0.09 per fully diluted share), compared to $4.2 million (or $0.10 per fully diluted share) in the same period last year.

Financial Highlights for the Nine-Month Period Ended September 30, 2015

•	Revenues for the first nine months of 2015 increased 5% to a record of $128.2 million compared to $121.8 million in the same period last year. Revenues were negatively impacted by the devaluation of the New Israeli Shekel, Euro and Japanese Yen against the U.S Dollar by 10%, 18% and 15%, respectively. On a constant currency basis, excluding the negative impact from the erosion of foreign exchange rates, revenues for the first nine months would have reflected an increase of 12% year over year to a record of $135.9 million.

•	Non-GAAP operating income for the first nine months of 2015 increased 5% to $19.8 million compared to $18.9 million in the same period last year. On a constant currency basis, excluding the negative impact from the erosion of foreign exchange rates (mainly resulting from the devaluation of the Euro and Japanese Yen versus the U.S Dollar), non-GAAP operating income would have reflected an increase of 13% year over year to $21.4 million. Operating income for the first nine months of 2015 decreased 1% to $16.5 million compared to $16.7 million in the same period last year.

•	Non-GAAP net income for the first nine months of 2015 increased 9% to $16.1 million (or $0.36 per fully diluted share) compared to $14.7 million (or $0.34 per fully diluted share) in the same period last year. On a constant currency basis, excluding the negative impact from the erosion of foreign exchange rates (including the devaluation of cash balances denominated mainly in New Israeli Shekels, Euros, and Japanese Yen against the US Dollar amounting to $0.9 million), non-GAAP net income would have reflected an increase of 26% year over year to $18.6 million (or $0.42 per fully diluted share). Net income for the first nine months of 2015 decreased 1% to $12.5 million (or $0.28 per fully diluted share), compared to $12.6 million (or $0.29 per fully diluted share) in the same period last year.

•	Total cash, cash equivalents and short-term investments as of September 30, 2015, amounted to $80.9 million.

Comments of Management

Guy Bernstein, Chief Executive Officer of Magic Software Enterprises, said, “We are pleased to report record-breaking quarterly revenues of $45.3 million. We are continuing to see solid demand for our software and professional services from all regions, demonstrating the relevance of our enterprise mobility, cloud integration and Big Data solutions as companies move forward with digital transformations.”

“Our focus on operational discipline while enriching our offerings and enlarging our customer base has enabled us to maintain non-GAAP operating margins of over 15% despite foreign currency devaluations and a changing revenue mix. We are maintaining our revenue guidance of $166 million to $173 million for the full-year 2015, reflecting a 7% to 11% growth rate on a constant currency basis.”

Conference Call Details

Magic’s Management will host an interactive conference today, November 11, at 10:00 am Eastern Time (7:00 am Pacific Time, 17:00 Israel Time). On the call, management will review and discuss the results, and will also be available to answer investors’ questions.

To participate, please call one of the following teleconferencing numbers. Please begin placing your calls at least 10 minutes before the conference call commences. If you are unable to connect using the toll-free numbers, call the international dial-in number.

•	From North America: +1-888-668-9141

•	From UK: 0-800-917-5108

•	From Israel: 03-918-0609

•	All others: +972-3-918-0609

For those unable to listen to the live call, a replay of the call will be available for three months from the day after the call under the investor relations section of Magic’s website.

Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income, basic and diluted earnings per share and other non-GAAP financial measures. These non-GAAP measures exclude the following items:

•	Amortization of purchased intangible assets;

•	In-process research and development capitalization and amortization;

•	Equity-based compensation expense;

•	Change in valuation of contingent consideration; and

•	The related tax effects of the above items.

Magic Software’s management believes that the presentation of non-GAAP measures provides useful information to investors and management regarding financial and business trends relating to the Company’s financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic Software believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with Magic Software’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Magic Software’s results of operations in conjunction with the corresponding GAAP measures.

Please refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

About Magic Software Enterprises

Magic Software Enterprises Ltd. (NASDAQ and TASE: MGIC) is a global provider of mobile and cloud-enabled application and business integration platforms.

For more information, visit www.magicsoftware.com.

Forward Looking Statements

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the United States Private Securities Litigation Reform Act of 1995. Words such as "will," "expects," "believes" and similar expressions are used to identify these forward-looking statements (although not all forward-looking statements include such words). These forward-looking statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in our Annual Report on Form 20-F for the year ended December 31, 2013 and subsequent reports and registration statements filed from time to time with the Securities and Exchange Commission.

Magic is a registered trademark of Magic Software Enterprises Ltd. All other product and company names mentioned herein are for identification purposes only and are the property of, and might be trademarks of, their respective owners.

Press Contact:

Stephanie Myara, PR Manager

Magic Software Enterprises

Tel: +972 (0)3 538 9352

smyara@magicsoftware.com

Summary of Non-GAAP Financial Information

U.S. Dollars in thousands, except per share amounts

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	Unaudited		Unaudited

Revenues	$45,333	$40,204	$128,174	$121,786
Gross profit	16,687	16,251	49,499	50,708
Operating income	6,626	6,427	19,799	18,858
Net income attributable to
Magic Software shareholders	5,749	5,040	16,109	14,717

Basic earnings per share	0.13	0.11	0.36	0.34
Diluted earnings per share	0.13	0.11	0.36	0.34

Summary of Pro-Forma Non-GAAP Financial Information on a Constant Currency Basis

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	Unaudited		Unaudited

Revenues	$47,848	$40,204	$135,878	$121,786
Gross profit	18,117	16,251	53,676	50,708
Operating income	7,095	6,427	21,360	18,858
Net income attributable to
Magic Software shareholders	6,218	5,040	18,579	14,717

Basic earnings per share	0.14	0.11	0.42	0.34
Diluted earnings per share	0.14	0.11	0.42	0.34

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

U.S. dollars in thousands (except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	Unaudited		Unaudited
Revenues	$45,333	$40,204	$128,174	$121,786
Cost of Revenues	29,846	24,988	82,266	74,260
Gross profit	15,487	15,216	45,908	47,526
Research and development, net	1,449	1,124	3,725	3,524
Selling, marketing and general and administrative expenses	8,746	8,520	25,722	27,350
Total operating costs and expenses	10,195	9,644	29,447	30,874
Operating income	5,292	5,572	16,461	16,652
Financial income (expenses), net	389	(486)	(589)	(946)
Other income (expenses), net	8	(67)	8	(67)
Income before taxes on income	5,689	5,019	15,880	15,639
Taxes on income	1,201	524	2,531	2,136
Net income	$4,488	$4,495	$13,349	$13,503
Change in redeemable non-controlling interests	(284)	-	(648)	-
Net income attributable to non-controlling interests	(53)	(258)	(181)	(919)
Net income attributable to Magic's shareholders	$4,151	$4,237	$12,520	$12,584

Net earnings per share
Basic	$0.09	$0.10	$0.28	$0.29
Diluted	$0.09	$0.10	$0.28	$0.29

Weighted average number of shares used in computing net earnings per share

Basic	44,256	44,165	44,232	42,993
		.
Diluted	44,457	44,452	44,451	43,136

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES

RECONCILIATION OF GAAP AND NON-GAAP RESULTS

U.S. dollars in thousands (except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	Unaudited		Unaudited

GAAP gross profit	$15,487	$15,216	$45,908	$47,526
Amortization of capitalized software	1,023	949	3,038	2,941
Amortization of other intangible assets	171	74	527	221
Stock-based compensation	6	12	26	20
Non-GAAP gross profit	$16,687	$16,251	$49,499	$50,708

GAAP operating income	$5,292	$5,572	$16,461	$16,652
Gross profit adjustments	1,200	1,035	3,591	3,182
Amortization of other intangible assets	1,078	948	2,670	2,641
Change in valuation of contingent consideration	-	(1,341)	22	(1,741)
Capitalization of software development	(982)	(1,005)	(3,054)	(3,246)
Stock-based compensation	38	1,218	109	1,370
Non-GAAP operating income	$6,626	$6,427	$19,799	$18,858

GAAP net income attributable to Magic's shareholders	$4,151	$4,237	$12,520	$12,584
Operating income adjustments	1,334	855	3,338	2,206
Amortization expenses attributed to redeemable non-controlling interests	(41)	(198)	(119)	(272)
Deferred taxes on the above items	305	146	370	199
Non-GAAP net income attributable to Magic's shareholders	$5,749	$5,040	$16,109	$14,717

Non-GAAP basic net earnings per share	0.13	0.11	0.36	0.34
Weighted average number of shares used in computing basic net earnings per share	44,256	44,165	44,232	42,993

Non-GAAP diluted net earnings per share	0.13	0.11	0.36	0.34
Weighted average number of shares used in computing diluted net earnings per share	44,458	44,477	44,461	43,149

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	September 30,	December 31,
	2015	2014
	Unaudited

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$67,686	$72,515
Short-term bank deposits	1,377	-
Available-for-sale marketable securities	11,787	11,915
Trade receivables, net	48,247	40,358
Other accounts receivable and prepaid expenses	7,072	3,973
Total current assets	136,169	128,761

LONG-TERM RECEIVABLES:
Severance pay fund	1,458	1,426
Deferred taxes and other long-term receivables	2,422	3,959
Total long-term receivables	3,880	5,385

PROPERTY AND EQUIPMENT, NET	2,182	2,005
IDENTIFIABLE INTANGIBLE ASSETS AND GOODWILL, NET	98,124	88,033

TOTAL ASSETS	$240,355	$224,184

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term debt	$2,822	$2,853
Trade payables	5,245	3,861
Accrued expenses and other accounts payable	17,332	15,013
Deferred tax liabilities	2,119	760
Deferred revenues	6,282	3,431
Total current liabilities	33,800	25,918

NON-CURRENT LIABILITIES:
Long-term debt	3,211	490
Deferred taxes and other long-term liabilities	3,715	4,086
Liabilities due to acquisition activities	2,173	474
Accrued severance pay	2,609	2,562
Total non-current liabilities	11,708	7,612

REDEEMABLE NON-CONTROLLING INTEREST	5,256	2,930

EQUITY:
Magic Software Enterprises equity	187,614	185,065
Non-controlling interests	1,977	2,659
Total equity	189,591	187,724

TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY	$240,355	$224,184